FORM 4
                                             ---------------------------------
                                             |          OMB APPROVAL         |
[X] Check this box if no longer subject      _________________________________
    to Section 16. Form 4 or Form 5          | OMB Number: 3235-0287         |
    obligations may continue.  See           | Expires: December 31, 2001    |
    Instruction 1(b).                        | Estimated average burden      |
                                             | hours per response....... 0.5 |
                                             ---------------------------------


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed  pursuant to Section  16(a) of the  Securities  Exchange  Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1. Name and Address of Reporting Person*

   Laplante         Michel
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   (Last)            (First)            (Middle)

   3552 Charron
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                     (Street)

 Mascouche              Quebec             J7K 3N5
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   (City)               (State)         (Zip)

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2. Issuer Name and Ticker or Trading Symbol

   GSI Technologies USA Inc.  (GSITB)

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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

   October, 2000

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5. If Amendment, Date of Original (Month/Year)



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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [_] Director                             [_] 10% Owner
   [_] Officer (give title below)           [ ] Other (specify below)


   ----------------------------------------------------

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7. Individual or Joint/Group Filing (Check Applicable Line)

   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

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


TABLE I -Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
--------------------------------------------------------------------------------

                                                                               5. Amount of   6.Owner-
                                                                               Securities     ship
                     2. Trans-     3. Trans-    4. Securities Acquired (A)     Beneficially   Form:
                        action        action       or Disposed of (D)          Owned at       Direct        7.Nature of
                        Date          Code         (Instr. 3, 4 and 5)         End of         (D) or        Indirect
1. Title of Security    (Month/    (Instr. 8)   --------------------------     Month          Indirect      Beneficial
   (Instr. 3)           Day/       ----------   Amount    (A) or     Price     (Instr.        (I)           Ownership
                        Year)      Code    V              (D)                  3 and 4)       (Instr. 4)    (Instr. 4)
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
4(b)(v).

           POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER. 1473 (3/99)


TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
           (E.G. PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

-----------------------------------------------------------------------------------------------------------------------------
 1.        2.       3.     4.       5.           6.               7.              8.      9.         10.        11.
-----------------------------------------------------------------------------------------------------------------------------
                                                                  Title and                           Ownership
                                    Number of    Date Exer-       Amount of                           Form of
                                    Derivative   cisable and      Underlying              Number of   Deriv-
                                    Securities   Expiration       Securities     Price    Derivative  ative
           Conver-         Trans-   Acquired (A) Date (Month/     (Instr. 3      of       Securities  Security:
           sion or  Trans- action   or Disposed  Day/Year)        and 4)         Deriv-   Benefi-     Direct
           Exercise action Code     of (D)       --------------   -------------- ative    cially      (D) or     Nature of
Title of   Price of Date   (Instr.  (Instr. 3,   Date                     Amount Secur-   Owned at    Indirect   Indirect
Derivative Deriv-   (Month  8)       4 and 5)    Exer-   Expir-           or Num ity      End of      (I)        Beneficial
Security   ative    Day/   -------- ----------   cis-    ation    ber of  ber of (Instr.  Month       (Instr.    Ownership
(Instr. 3) Security Year)  Code  V  (A)   (D)    able    Date     Title   Shares  5)      (Instr. 4)   4)        (Instr. 4)
-----------------------------------------------------------------------------------------------------------------------------

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


Explanation of Responses:

Stepped down from the Board of Directors.  No longer an officer of the company.



                /s/ Michel Laplante                         October 1, 2000
              ----------------------------------------     --------------------
              ** Signature of Reporting Person                    Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.